Exhibit 99.1

Sterling Bancorp Reports Third Quarter 2023 Financial Results

Southfield, Michigan, October 25, 2023 — Sterling Bancorp, Inc. (NASDAQ: SBT) (“Sterling” or the “Company”), the holding company of Sterling Bank and Trust, F.S.B. (the “Bank”), today reported its unaudited financial results for the third quarter ended September 30, 2023.

Third Quarter 2023 Highlights

•	Net income of $0.3 million, or $0.01 per diluted share
•	Net interest margin of 2.62%
•	Recorded provision for (recovery of) credit losses of $(1.9) million; ratio of allowance for credit losses to total loans of 2.42%
•	Nonperforming assets of $6.2 million, 0.25% of total assets
•	Total gross loans of $1.4 billion
•	Total deposits of $2.0 billion
•	Non-interest expense of $17.7 million
•	Shareholders’ equity of $316.1 million
•	Company’s consolidated and Bank’s leverage ratio of 13.41% and 12.93%, respectively
•	Completed redemption of all subordinated notes with an aggregate outstanding principal balance of $65.0 million

The Company reported net income of $0.3 million, or $0.01 per diluted share, for the quarter ended September 30, 2023, compared to net income of $2.5 million, or $0.05 per diluted share, for the quarter ended June 30, 2023. The decrease in our net income for the quarter ended September 30, 2023 is primarily attributable to a decrease in our recovery of credit losses, the absence of any gains on the sale of loans during the quarter, and an increase in our professional fees. As previously disclosed, we have engaged both a consulting firm and an investment bank to help us develop a comprehensive range of viable strategic options available to us. The new plan will be prepared in light of our election to be a “covered savings association” under applicable law, which became effective this quarter and generally allows us to operate as a commercial bank without the constraints applicable to a thrift institution. We expect these engagements may, among other alternatives, consider the build-out of our presence in California and the relocation of certain operational and executive oversight functions. In that scenario, we expect that repositioning the Bank in this fashion will take significant time and expense.

Thomas M. O’Brien, Chairman, President, and Chief Executive Officer commented:

“Sterling’s third quarter reflects the lingering impacts from the long running government investigations. We continue to bear expenses from certain indemnified individuals who are responding to government inquiries. In this quarter, those expenses were approximately $1.7 million. While we anticipate receiving insurance reimbursements for certain prior invoices, our directors and officers insurance was ultimately exhausted during this quarter, and we do not expect any future defense costs to be covered by insurance.

Margins remain tight, and we anticipate that continued upward pressure on interest rates and deposit prices will not likely improve in the near-term. I believe the most prudent course of action for us, at this time, remains protecting our strengths, namely: strong capital, strong liquidity and solid credit quality. There continues to be some ominous signs in certain real estate sectors and geographies. We believe that we have positioned Sterling well to confront those challenges should conditions deteriorate. Nonetheless, the capital markets remain very cautious with many smaller and regional banks trading at discounts to tangible book value.”

Balance Sheet

Total Assets – Total assets were $2.4 billion at September 30, 2023, reflecting a decrease of $85.3 million, or 3%, from $2.5 billion at June 30, 2023.

Cash and due from banks decreased $91.8 million, or 14%, to $563.6 million at September 30, 2023 compared to $655.4 million at June 30, 2023. In the third quarter of 2023, we made cash payments of $66.8 million to redeem the subordinated notes including accrued interest and $27.2 million as restitution for the benefit of non-insider victim shareholders pursuant to the Company’s Plea Agreement with the United States Department of Justice (the “DOJ”). The Plea Agreement was approved by the United States District Court for the Eastern District of Michigan in the third quarter of 2023, which resolution releases the Company, as well as the Bank, from further prosecution for securities fraud and underlying mortgage fraud in the Advantage Loan Program.

Debt securities, all of which are available for sale, which we consider part of our liquid assets, were $398.3 million at September 30, 2023 compared to $334.5 million at June 30, 2023, an increase of $63.8 million, or 19%. During the third quarter of 2023, the Bank purchased $9.0 million of capital stock of the Federal Reserve Bank of Chicago in connection with becoming a member of the Federal Reserve System.

Total gross loans held for investment of $1.4 billion at September 30, 2023 declined $68.7 million, or 5%, from $1.5 billion at June 30, 2023.

Total Deposits – Total deposits were $2.0 billion at September 30, 2023, virtually unchanged from June 30, 2023. Money market, savings and NOW deposits were $1.1 billion, an increase of $112.3 million, or 11%, from June 30, 2023. Time deposits were $872.1 million, a decrease of $109.2 million, or 11%, compared to $981.3 million at June 30, 2023. Noninterest-bearing deposits were $40.8 million and $44.8 million at September 30, 2023 and June 30, 2023, respectively. Total estimated uninsured deposits to total deposits were 21.4%, 24.2%, and 20.8% at September 30, 2023, June 30, 2023, and December 31, 2022, respectively. Our current strategy is to continue to offer market interest rates on our deposit products to maintain our existing customer base and our liquidity position.

Capital – Total shareholders’ equity was $316.1 million at September 30, 2023 compared to $317.7 million at June 30, 2023. The decrease in shareholders’ equity is primarily attributable to a $(2.7) million increase in the unrealized loss on our investment securities portfolio included in accumulated other comprehensive loss, partially offset by $0.8 million of stock-based compensation expense and $0.3 million of net income in the present quarter.

The Company and the Bank elected to opt into the Community Bank Leverage Ratio framework, effective January 1, 2023. As such, each of the Company and the Bank is required to maintain a Tier 1 leverage ratio of greater than 9.0% to be considered to have satisfied the minimum regulatory capital requirements as well as the capital ratio requirements to be considered “well capitalized” under applicable prompt corrective action requirements. At September 30, 2023, the Company’s consolidated and the Bank’s leverage ratio were 13.41% and 12.93%, respectively.

Asset Quality and Recovery of Credit Losses – A recovery of credit losses of $(1.9) million was recorded for the third quarter of 2023 compared to a recovery of credit losses of $(2.9) million for the second quarter of 2023. The recovery of credit losses during the third quarter reflects the decline in our loan portfolio over the period. In addition, we moderated the severe economic forecast component of our economic outlook. The allowance for credit losses was $34.3 million at September 30, 2023, or 2.42% of total loans held for investment, compared to $36.2 million, or 2.43% of total loans held for investment, at June 30, 2023.

Recoveries during the third and second quarter of 2023 were $(1) thousand and $(402) thousand, respectively, with no charge offs in either quarter.

Nonperforming assets at September 30, 2023 totaled $6.2 million, or 0.25% of total assets, compared to $2.1 million, or 0.08% of total assets, at June 30, 2023 due to an increase of $3.0 million in nonaccrual residential real estate loans and a $1.1 million matured construction loan, which was extended subsequent to September 30, 2023.

Results of Operations

Net Interest Income and Net Interest Margin – Net interest income for the third quarter of 2023 was $16.0 million compared to $16.2 million for the second quarter of 2023. The decrease in net interest income during the third quarter of 2023 compared to the prior quarter was primarily due to an increase in interest expense on our average balance of interest-bearing deposits since the average rate paid during the third quarter of 2023 increased 50 basis points as deposits continued to reprice upward in the prevailing high interest rate environment. The impact of the increased rates on deposits was partially offset by a decrease in interest expense on the subordinated notes of $1.5 million due to the redemption of the notes early in the third quarter of 2023. Interest income earned on our average balance of interest-bearing assets increased 24 basis points during the third quarter of 2023 from the prior quarter.

The net interest margin of 2.62% for the third quarter of 2023 decreased slightly from the net interest margin of 2.64% for the second quarter of 2023.

Non-Interest Income – Non-interest income for the third quarter of 2023 decreased by $1.5 million compared to the second quarter of 2023, primarily due to the $1.7 million gain on the sale of all loans held for sale in the second quarter of 2023, consisting primarily of nonperforming and chronically delinquent residential real estate loans and the $0.2 million gain on the extinguishment of the subordinated notes in the third quarter of 2023.

Non-Interest Expense – Non-interest expense of $17.7 million for the third quarter of 2023 reflected an increase of $0.4 million, or 2%, compared to the second quarter of 2023. Professional fees were $0.7 million higher in the third quarter of 2023 compared to the prior quarter, which was primarily due to ongoing government investigations against selected individuals and our decision to cover defense costs with respect to these individuals. We were recently informed that our directors and officers insurance for these matters was exhausted based on invoices submitted prior to and during the third quarter of 2023. Therefore any future costs will not be reimbursed by our insurance carriers. We expect to receive our final insurance reimbursement payment in the fourth quarter of 2023. The increase in professional fees was partially offset by a decrease in salaries and employee benefits of $0.5 million in the third quarter of 2023 as compared to the prior quarter reflecting revisions in compensation programs, including the restructuring of our chief executive officer’s compensation that took effect during the third quarter of 2023, as well as continued staff reductions in various support functions.

Income Tax Expense – For the three months ended September 30, 2023, the Company recorded income tax expense of $0.3 million, or an effective tax rate of 49.2%, and an effective tax rate of 36.8% for the nine months ended September 30, 2023. For the three months ended June 30, 2023, the Company recorded an income tax expense of $1.1 million, or an effective rate of 30.6%. Our effective tax rate in 2023 varies from the statutory tax rate primarily due to the impact of non-deductible compensation.

Mr. O’Brien said, “The uncertainty that continues to cloud the economy, coupled with the recent tragedies in Israel and the ensuing escalation of armed conflict in the Middle East along with the continuing conflict in Ukraine, will likely cause volatility in commodity prices, especially oil, and further strain fiscal and monetary policy in the U.S. and among its allies. We believe the level of regional armed conflicts along with flashpoints in other high tension geographies are a cause for very serious concern. The risk of contagion appears to be very high. Taken together these conditions will likely exert further pressures in many capital market sectors. At some point, I believe the markets stabilize around whatever the new normal might be and activity returns. In the coming quarters, I expect to see credit weakness in many office backed mortgage bonds and, in selected markets, growing instability in multi-family loans. While never immune, those conditions are not expected to have noticeable impact on Sterling since we disposed of many higher risk commercial and residential product in prior periods.”

Conference Call and Webcast

Management will host a conference call on Wednesday, October 25, 2023 at 11:00 a.m. Eastern Time to discuss the Company’s unaudited financial results for the quarter ended September 30, 2023. The conference call number for U.S. participants is (833) 535-2201 and the conference call number for participants outside the United States is (412) 902-6744. Additionally, interested parties can listen to a live webcast of the call in the “Investor Relations” section of the Company’s website at www.sterlingbank.com. An archived version of the webcast will be available in the same location shortly after the live call has ended.

A replay of the conference call may be accessed through November 1, 2023 by U.S callers dialing (877) 344-7529 and international callers dialing (412) 317-0088, using conference ID number 1707057.

About Sterling Bancorp, Inc.

Sterling Bancorp, Inc. is a unitary thrift holding company. Its wholly owned subsidiary, Sterling Bank and Trust, F.S.B., has primary branch operations in San Francisco and Los Angeles, California and New York City. Sterling offers a range of loan products as well as retail and business banking services. Sterling also has an operations center and a branch in Southfield, Michigan. For additional information, please visit the Company’s website at http://www.sterlingbank.com.

Forward-Looking Statements

This Press Release contains certain statements that are, or may be deemed to be, “forward-looking statements” regarding the Company’s plans, expectations, thoughts, beliefs, estimates, goals and outlook for the future. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance, including any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “believe,” “expect,” “continue,” “will,” “seek,” “estimate,” “intend,” “plan,” “anticipate,” “appear” and “would,” or the negative versions of those words or other comparable words or phrases of a future or forward-looking nature, though the absence of these words does not mean a statement is not forward-looking. All statements other than statements of historical facts, including but not limited to statements regarding, the economy and financial markets, government investigations, credit quality, the regulatory scheme governing our industry, competition in our industry, interest rates, our liquidity, our business and our governance, are forward-looking statements. We have based the forward-looking statements in this Press Release primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, prospects, business strategy and financial needs. These forward-looking statements are not historical facts, and they are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that future developments will be those that have been anticipated. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, estimates and uncertainties that are difficult to predict. The risks, uncertainties and other factors detailed from time to time in our public filings, including those included in the disclosures under the headings “Cautionary Note Regarding Forward-Looking Statements” in our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2023 and “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2023, subsequent periodic reports and future periodic reports, could affect future results and events, causing those results and events to differ materially from those views expressed or implied in the Company’s forward-looking statements. These risks are not exhaustive. Other sections of this Press Release and our filings with the Securities and Exchange Commission include additional factors that could adversely impact our business and financial performance. Moreover, we operate in very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this Press Release. Should one or more of the foregoing risks materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those projected in, or implied by, such forward-looking statements. Accordingly, you should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update, revise, or correct any forward-looking statements based on the occurrence of future events, the receipt of new information or otherwise.

Investor Contact:

Sterling Bancorp, Inc.

Karen Knott

Executive Vice President and Chief Financial Officer

(248) 359-6624

kzaborney@sterlingbank.com

Sterling Bancorp, Inc.

Consolidated Financial Highlights (Unaudited)

	At and for the Three Months Ended
	September 30,	June 30,	September 30,
(dollars in thousands, except per share data)	2023	2023	2022
Net income	$314	$2,539	$1,176
Income per share, diluted	$0.01	$0.05	$0.02
Net interest income	$15,994	$16,184	$19,539
Net interest margin	2.62%	2.64%	3.19%
Non-interest income	$384	$1,911	$(357)
Non-interest expense	$17,702	$17,341	$21,621
Loans, net of allowance for credit losses	$1,382,860	$1,449,709	$1,636,266
Total deposits	$2,040,658	$2,041,491	$1,951,014
Asset Quality
Nonperforming loans	$6,182	$2,095	$35,879
Allowance for credit losses to total loans	2.42%	2.43%	2.70%
Allowance for credit losses to nonaccrual loans	681%	1753%	127%
Nonaccrual loans to total loans outstanding	0.36%	0.14%	2.13%
Net charge offs (recoveries) to average loans outstanding during the period	0.00%	(0.03)%	0.12%
Recovery of credit losses	$(1,942)	$(2,902)	$(4,357)
Net charge offs (recoveries)	$(1)	$(402)	$2,047
Performance Ratios
Return on average assets	0.05%	0.41%	0.19%
Return on average shareholders' equity	0.39%	3.24%	1.39%
Efficiency ratio (1)	108.08%	95.83%	112.72%
Yield on average interest-earning assets	5.39%	5.15%	4.06%
Cost of average interest-bearing liabilities	3.24%	2.99%	1.05%
Net interest spread	2.15%	2.16%	3.01%
Capital Ratios(2)(3)
Regulatory and Other Capital Ratios — Consolidated:
Tier 1 (core) capital to average total assets (leverage ratio)	13.41%	13.44%	14.09%
Regulatory and Other Capital Ratios — Bank:
Tier 1 (core) capital to average total assets (leverage ratio)	12.93%	12.91%	15.88%

(1) Efficiency ratio is computed as the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(2) September 30, 2023 capital ratios are estimated.

(3) Effective January 1, 2023, the Company and Bank elected to opt into the community bank leverage ratio framework.

Sterling Bancorp, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	June 30,	%	December 31,	%	September 30,	%
(dollars in thousands)	2023	2023	change	2022	change	2022	change
Assets
Cash and due from banks	$563,622	$655,391	(14)%	$379,798	48%	$352,404	60%
Interest-bearing time deposits with other banks	1,174	934	26%	934	26%	1,183	(1)%
Debt securities available for sale	398,302	334,508	19%	343,558	16%	348,587	14%
Equity securities	4,505	4,640	(3)%	4,642	(3)%	4,632	(3)%
Loans held for sale	—	—	N/M	7,725	(100)%	8,833	(100)%
Loans, net of allowance for credit losses of $34,267, $36,153, $45,464 and $45,362	1,382,860	1,449,709	(5)%	1,613,385	(14)%	1,636,266	(15)%
Accrued interest receivable	8,854	7,489	18%	7,829	13%	7,061	25%
Mortgage servicing rights, net	1,631	1,658	(2)%	1,794	(9)%	1,842	(11)%
Leasehold improvements and equipment, net	5,583	5,850	(5)%	6,301	(11)%	6,585	(15)%
Operating lease right-of-use assets	12,197	13,025	(6)%	14,800	(18)%	15,467	(21)%
Federal Home Loan Bank stock, at cost	18,923	20,288	(7)%	20,288	(7)%	20,288	(7)%
Federal Reserve Bank stock, at cost	9,001	—	N/M	—	N/M	—	N/M
Company-owned life insurance	8,658	8,605	1%	8,501	2%	8,448	2%
Deferred tax asset, net	22,475	18,538	21%	23,704	(5)%	23,907	(6)%
Other assets	8,888	11,375	(22)%	11,476	(23)%	12,401	(28)%
Total assets	$2,446,673	$2,532,010	(3)%	$2,444,735	0%	$2,447,904	(0)%

Liabilities
Noninterest-bearing deposits	$40,780	$44,799	(9)%	$53,041	(23)%	$70,063	(42)%
Interest-bearing deposits	1,999,878	1,996,692	0%	1,900,996	5%	1,880,951	6%
Total deposits	2,040,658	2,041,491	(0)%	1,954,037	4%	1,951,014	5%
Federal Home Loan Bank borrowings	50,000	50,000	0%	50,000	0%	50,000	0%
Subordinated notes, net	—	65,234	(100)%	65,271	(100)%	65,290	(100)%
Operating lease liabilities	13,317	14,176	(6)%	15,990	(17)%	16,664	(20)%
Accrued expenses and other liabilities	26,595	43,433	(39)%	46,810	(43)%	35,335	(25)%
Total liabilities	2,130,570	2,214,334	(4)%	2,132,108	(0)%	2,118,303	1%

Shareholders’ Equity
Preferred stock, authorized 10,000,000 shares; no shares issued and outstanding	—	—	—	—	—	—	—
Common stock, no par value, authorized 500,000,000 shares; shares issued and outstanding 52,072,631 at September 30, 2023, 52,081,886 at June 30, 2023, 50,795,871 at December 31, 2022 and 50,800,012 at September 30, 2022	84,323	84,323	0%	83,295	1%	83,295	1%
Additional paid-in capital	15,882	15,098	5%	14,808	7%	14,560	9%
Retained earnings	236,901	236,587	0%	234,049	1%	252,482	(6)%
Accumulated other comprehensive loss	(21,003)	(18,332)	(15)%	(19,525)	(8)%	(20,736)	(1)%
Total shareholders’ equity	316,103	317,676	(0)%	312,627	1%	329,601	(4)%
Total liabilities and shareholders’ equity	$2,446,673	$2,532,010	(3)%	$2,444,735	0%	$2,447,904	(0)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	%	September 30,	%	September 30,	September 30,	%
(dollars in thousands, except per share amounts)	2023	2023	change	2022	change	2023	2022	change
Interest income
Interest and fees on loans	$21,663	$21,892	(1)%	$20,975	3%	$65,715	$65,589	0%
Interest and dividends on investment securities and restricted stock	3,134	2,666	18%	1,945	61%	8,256	4,133	100%
Interest on interest-bearing cash deposits	8,081	7,002	15%	1,925	N/M	19,890	2,931	N/M
Total interest income	32,878	31,560	4%	24,845	32%	93,861	72,653	29%
Interest expense
Interest on deposits	16,391	13,337	23%	3,724	N/M	39,537	8,070	N/M
Interest on Federal Home Loan Bank borrowings	250	248	1%	253	(1)%	743	919	(19)%
Interest on subordinated notes	243	1,791	(86)%	1,329	(82)%	3,727	3,383	10%
Total interest expense	16,884	15,376	10%	5,306	N/M	44,007	12,372	N/M
Net interest income	15,994	16,184	(1)%	19,539	(18)%	49,854	60,281	(17)%
Recovery of credit losses	(1,942)	(2,902)	33%	(4,357)	55%	(4,170)	(9,755)	57%
Net interest income after recovery of credit losses	17,936	19,086	(6)%	23,896	(25)%	54,024	70,036	(23)%
Non-interest income
Service charges and fees	97	78	24%	124	(22)%	269	351	(23)%
Loss on sale of investment securities	—	—	N/M	—	N/M	(2)	—	N/M
Gain on sale of loans held for sale	—	1,720	(100)%	—	N/M	1,695	200	N/M
Unrealized loss on equity securities	(137)	(71)	(93)%	(184)	26%	(137)	(590)	77%
Net servicing income (loss)	107	102	5%	(384)	N/M	268	(118)	N/M
Income earned on company-owned life insurance	83	81	2%	87	(5)%	244	670	(64)%
Other	234	1	N/M	—	N/M	236	586	(60)%
Total non-interest income	384	1,911	(80)%	(357)	N/M	2,573	1,099	N/M
Non-interest expense
Salaries and employee benefits	8,753	9,274	(6)%	9,336	(6)%	27,437	24,522	12%
Occupancy and equipment	2,110	2,051	3%	2,112	(0)%	6,273	6,441	(3)%
Professional fees	4,242	3,521	20%	5,756	(26)%	10,984	17,979	(39)%
FDIC insurance	274	263	4%	316	(13)%	794	1,031	(23)%
Data processing	745	754	(1)%	725	3%	2,237	2,292	(2)%
Net provision for (recovery of) mortgage repurchase liability	(80)	(59)	(36)%	(145)	45%	(19)	(670)	97%
Other	1,658	1,537	8%	3,521	(53)%	5,174	8,943	(42)%
Total non-interest expense	17,702	17,341	2%	21,621	(18)%	52,880	60,538	(13)%
Income before income taxes	618	3,656	(83)%	1,918	(68)%	3,717	10,597	(65)%
Income tax expense	304	1,117	(73)%	742	(59)%	1,367	6,358	(78)%
Net income	$314	$2,539	(88)%	$1,176	(73)%	$2,350	$4,239	(45)%

Income per share, basic and diluted	$0.01	$0.05		$0.02		$0.05	$0.08
Weighted average common shares outstanding:
Basic	50,699,967	50,672,461		50,400,412		50,606,566	50,326,951
Diluted	51,069,683	50,778,213		50,572,931		50,749,879	50,523,076

N/M - Not Meaningful

Sterling Bancorp, Inc.

Yield Analysis and Net Interest Income (Unaudited)

	Three Months Ended
	September 30, 2023			June 30, 2023			September 30, 2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,174,075	$17,546	5.98%	$1,277,408	$18,250	5.71%	$1,457,171	$17,310	4.75%
Commercial real estate	228,939	2,953	5.16%	224,836	2,787	4.96%	214,453	2,458	4.58%
Construction	29,337	786	10.72%	31,819	820	10.31%	52,843	1,190	9.01%
Commercial and industrial	17,796	378	8.50%	2,255	35	6.21%	1,404	17	4.84%
Total loans	1,450,147	21,663	5.98%	1,536,318	21,892	5.70%	1,725,871	20,975	4.86%
Securities, includes restricted stock(2)	400,838	3,134	3.13%	375,094	2,666	2.84%	394,503	1,945	1.97%
Other interest-earning assets	589,267	8,081	5.49%	541,887	7,002	5.17%	328,177	1,925	2.35%
Total interest-earning assets	2,440,252	32,878	5.39%	2,453,299	31,560	5.15%	2,448,551	24,845	4.06%
Noninterest-earning assets
Cash and due from banks	4,780			4,233			4,083
Other assets	29,535			27,645			20,238
Total assets	$2,474,567			$2,485,177			$2,472,872
Interest-bearing liabilities
Money market, savings and NOW	$1,099,070	$8,930	3.22%	$980,359	$6,270	2.57%	$1,184,601	$2,053	0.69%
Time deposits	907,466	7,461	3.26%	969,938	7,067	2.92%	711,184	1,671	0.93%
Total interest-bearing deposits	2,006,536	16,391	3.24%	1,950,297	13,337	2.74%	1,895,785	3,724	0.78%
FHLB borrowings	50,000	250	1.96%	50,000	248	1.96%	50,380	253	1.97%
Subordinated notes, net	9,218	243	10.32%	65,245	1,791	10.86%	65,301	1,329	7.96%
Total borrowings	59,218	493	3.26%	115,245	2,039	7.00%	115,681	1,582	5.35%
Total interest-bearing liabilities	2,065,754	16,884	3.24%	2,065,542	15,376	2.99%	2,011,466	5,306	1.05%
Noninterest-bearing liabilities
Demand deposits	42,355			44,005			74,550
Other liabilities	48,640			61,487			50,476
Shareholders' equity	317,818			314,143			336,380
Total liabilities and shareholders' equity	$2,474,567			$2,485,177			$2,472,872
Net interest income and spread(2)		$15,994	2.15%		$16,184	2.16%		$19,539	3.01%
Net interest margin(2)			2.62%			2.64%			3.19%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

	Nine Months Ended
	September 30, 2023			September 30, 2022
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets
Loans(1)
Residential real estate and other consumer	$1,272,056	$54,310	5.69%	$1,556,569	$52,898	4.53%
Commercial real estate	225,919	8,336	4.92%	227,524	8,441	4.95%
Construction	34,153	2,640	10.31%	70,027	4,222	8.04%
Commercial and industrial	7,204	429	7.94%	707	28	5.28%
Total loans	1,539,332	65,715	5.69%	1,854,827	65,589	4.71%
Securities, includes restricted stock(2)	380,886	8,256	2.89%	380,485	4,133	1.45%
Other interest-earning assets	514,957	19,890	5.15%	395,400	2,931	0.99%
Total interest-earning assets	2,435,175	93,861	5.14%	2,630,712	72,653	3.68%
Noninterest-earning assets
Cash and due from banks	4,497			3,848
Other assets	28,085			35,269
Total assets	$2,467,757			$2,669,829
Interest-bearing liabilities
Money market, savings and NOW	$1,027,336	$19,814	2.58%	$1,260,953	$3,516	0.37%
Time deposits	926,122	19,723	2.85%	777,110	4,554	0.78%
Total interest-bearing deposits	1,953,458	39,537	2.71%	2,038,063	8,070	0.53%
FHLB borrowings	50,000	743	1.99%	103,242	919	1.19%
Subordinated notes, net	46,370	3,727	10.60%	65,319	3,383	6.83%
Total borrowings	96,370	4,470	6.12%	168,561	4,302	3.37%
Total interest-bearing liabilities	2,049,828	44,007	2.87%	2,206,624	12,372	0.75%
Noninterest-bearing liabilities
Demand deposits	45,519			70,427
Other liabilities	57,426			51,314
Shareholders' equity	314,983			341,464
Total liabilities and shareholders' equity	$2,467,756			$2,669,829
Net interest income and spread(2)		$49,854	2.27%		$60,281	2.93%
Net interest margin(2)			2.73%			3.06%

(1) Nonaccrual loans are included in the respective average loan balances. Income, if any, on such loans is recognized on a cash basis.

(2) Interest income does not include taxable equivalence adjustments.

Sterling Bancorp, Inc.

Loan Composition (Unaudited)

	September 30,	June 30,	%	December 31,	%	September 30,	%
(dollars in thousands)	2023	2023	change	2022	change	2022	change
Residential real estate	$1,139,205	$1,214,439	(6)%	$1,391,276	(18)%	$1,430,472	(20)%
Commercial real estate	237,812	221,658	7%	221,669	7%	199,446	19%
Construction	22,292	31,978	(30)%	44,503	(50)%	50,320	(56)%
Commercial and industrial	17,809	17,772	0%	1,396	N/M	1,389	N/M
Other consumer	9	15	(40)%	5	80%	1	N/M
Total loans held for investment	1,417,127	1,485,862	(5)%	1,658,849	(15)%	1,681,628	(16)%
Less: allowance for credit losses	(34,267)	(36,153)	(5)%	(45,464)	(25)%	(45,362)	24%
Loans, net	$1,382,860	$1,449,709	(5)%	$1,613,385	(14)%	$1,636,266	(15)%

Loans held for sale	$—	$—	N/M	$7,725	(100)%	$8,833	(100)%
Total gross loans	$1,417,127	$1,485,862	(5)%	$1,666,574	(15)%	$1,690,461	(16)%

N/M - Not Meaningful

Sterling Bancorp, Inc.

Allowance for Credit Losses (Unaudited)

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(dollars in thousands)	2023	2023	2023	2022	2022
Balance at beginning of period	$36,153	$38,565	$45,464	$45,362	$51,766
Adjustment to adopt ASU 2016-13	—	—	(1,651)	—	—
Adjustment to adopt ASU 2022-02	—	—	380	—	—
Balance after adoption	$36,153	$38,565	$44,193	$45,362	$51,766
Provision for (recovery of) credit losses	(1,887)	(2,814)	784	(179)	(4,357)
Charge offs	—	—	(6,478)	—	(4,064)
Recoveries	1	402	66	281	2,017
Balance at end of period	$34,267	$36,153	$38,565	$45,464	$45,362

Sterling Bancorp, Inc.

Deposit Composition (Unaudited)

	September 30,	June 30,	%	December 31,	%	September 30,	%
(dollars in thousands)	2023	2023	change	2022	change	2022	change
Noninterest-bearing deposits	$40,780	$44,799	(9)%	$53,041	(23)%	$70,063	(42)%
Money Market, Savings and NOW	1,127,735	1,015,394	11%	1,039,263	9%	1,123,375	0%
Time deposits	872,143	981,298	(11)%	861,733	1%	757,576	15%
Total deposits	$2,040,658	$2,041,491	(0)%	$1,954,037	4%	$1,951,014	5%

Sterling Bancorp, Inc.

Credit Quality Data (Unaudited)

	At and for the Three Months Ended
	September 30,	June 30,	December 31,	September 30,
(dollars in thousands)	2023	2023	2022	2022
Nonaccrual loans(1)(2)
Residential real estate	$5,035	$2,062	$33,690	$35,843
Loans past due 90 days or more and still accruing interest	1,147	33	35	36
Nonperforming loans	6,182	2,095	33,725	35,879
Other troubled debt restructurings(3)	—	—	2,637	2,643
Nonaccrual loans held for sale	—	—	1,942	3,657
Nonperforming assets	$6,182	$2,095	$38,304	$42,179
Total loans (1)	$1,417,127	$1,485,862	$1,658,849	$1,681,628
Total assets	$2,446,673	$2,532,010	$2,444,735	$2,447,904
Nonaccrual loans to total loans outstanding (2)	0.36%	0.14%	2.03%	2.13%
Nonperforming assets to total assets	0.25%	0.08%	1.57%	1.72%
Allowance for credit losses to total loans	2.42%	2.43%	2.74%	2.70%
Allowance for credit losses to nonaccrual loans	681%	1753%	135%	127%
Net charge offs (recoveries) to average loans outstanding during the period	0.00%	(0.03)%	(0.02)%	0.12%

(1) Loans are classified as held for investment and are presented before the allowance for credit losses.

(2) Total nonaccrual loans exclude nonaccrual loans held for sale. If nonaccrual loans held for sale are included, the ratio of total nonaccrual loans to total gross loans would be 0.36%, 0.14%, 2.14%, and 2.34% at September 30, 2023, June 30, 2023, December 31, 2022 and September 30, 2022, respectively.

(3) Other troubled debt restructurings at December 31, 2022 and September 30, 2022 exclude those loans presented above as nonaccrual or past due 90 days or more and still accruing interest. Effective January 1, 2023, loan modifications involving borrowers experiencing financial difficulty are evaluated under the new credit loss model. There were no such loan modifications during the three months ended September 30, 2023 and June 30, 2023.